UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II, L.P., SERIES Q
CRESCENDO INVESTMENTS II, LLC
CRESCENDO PARTNERS III, L.P.
CRESCENDO INVESTMENTS III, LLC
ERIC S. ROSENFELD
MYCA PARTNERS INC.
MYCA MASTER FUND, LTD.
ROBERT FRANKFURT
ARNAUD AJDLER
MICHAEL APPEL
CHARMING SHOPPES FULL VALUE COMMITTEE

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The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein (as defined below), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Charming Shoppes, Inc. (“Charming Shoppes”).

Item 1:  On May 6, 2008, the Committee issued the following press release:

The Charming Shoppes Full Value Committee Responds to Company's Announced Corporate Governance Reforms and Proposed Appointment of Two Additional Directors

Criticizes Company for Mischaracterizing Settlement Discussions

Calls Last-Minute Corporate Governance Reforms a Thinly-Veiled Attempt to Stave Off Accountability and to Confuse the Real Issue at the Annual Meeting - Charming Shoppes' Poor Operational and Stock Performance

Urges Shareholders to vote the WHITE Proxy Card to Elect Directors Who Will Represent Their Best Interests and Promote an Environment of Accountability in the Boardroom

NEW YORK, May 6, 2008 -- The Charming Shoppes Full Value Committee (the "Committee") responded to yesterday's announcement by Charming Shoppes, Inc. ("Charming Shoppes" or the "Company") (Nasdaq: CHRS - News) that the Company intends to appoint two new directors to the Board after the 2008 Annual Meeting and that it has adopted last-minute corporate governance reforms.

On the Company's Self-Serving Mischaracterization of Settlement Discussions

The Committee criticized the Company for deliberately mischaracterizing the settlement discussions that were taking place between the parties. The day before the Company's announcement, the Committee made a good faith counter-proposal to settle the proxy contest.

"For Charming Shoppes to announce that the Committee rejected its settlement offer one day after receiving the Committee's counter-proposal without responding to us calls into question whether Charming Shoppes ever had a genuine interest in settling this matter or was merely using these discussions to further its own self-serving agenda," stated Eric Rosenfeld, President and CEO of Crescendo Partners.

"The Committee has made it clear that we are only willing to agree to a settlement that involves a shareholder representative from either Crescendo Partners or Myca Partners being added to the Board in addition to Michael Appel, whom the Board has already claimed it would support. We believe that our counter-proposal was fair and reasonable in light of the significant deterioration of shareholder value under this Board's watch, this Board's waste of corporate assets and shareholders' money in trying to disenfranchise shareholders and this Board's lack of accountability."

On the Company's Eleventh Hour Corporate Governance Reforms

Commenting on the last-minute corporate governance reforms that were suddenly announced by the Company, Mr. Rosenfeld stated, "While we welcome the admission by this Board into the modern world of corporate governance, we believe all of the credit for these eleventh hour reforms is due to the pressure that the shareholders -- the true owners of Charming Shoppes -- exerted on the Board through support of our nominees and platform. While corporate governance is important, operational performance is paramount. We think all shareholders will see right through these changes as another last-ditch attempt by the Company to stave off accountability."

Mr. Rosenfeld continued, "Shareholders require and deserve representation in the Charming Shoppes boardroom to ensure that all decisions are made with the shareholders best interests in mind all of the time, not just in the face of an election contest."

The Committee also stated that while such corporate governance reforms represent a step in the right direction, they do not go far enough. The Committee highlighted that the proposal to declassify the Board will not be voted on until next year and requires a supermajority 80% vote of shareholders.

"If the Board were truly committed to corporate governance reforms, then why would the Board wait until next year to vote on the proposal, why wouldn't it also propose to eliminate all of the Company's supermajority provisions in its charter and why would the members of the Board not publicly state that they intend to vote their shares in favor of such proposals?" asked Mr. Rosenfeld. "The answer is because this Board is only willing to do the bare minimum it takes to sway shareholders' votes at the last minute."

On the Company's Appointment of 2 Additional Directors After the 2008 Annual Meeting

The Committee also questioned the Company's announcement of two directors to the Board immediately following the Annual Meeting.

"While the Committee welcomes experienced retail executives to the Board, we question why the Company did not nominate and recommend these candidates for election at the Annual Meeting as part of its slate. We view the expansion of the Board without a shareholder vote in the face of a proxy contest as just another in the ever-growing laundry list of actions this Board has taken to disenfranchise its shareholders. We can certainly think of a couple of Board members that these two candidates could have been appointed to replace, especially when Glass Lewis gave the entire Compensation Committee an 'F' grade and called for the removal of all of its members," stated Mr. Rosenfeld.

The Committee strongly encourages Charming Shoppes shareholders to sign, date, and return the WHITE proxy card and vote FOR Arnaud Ajdler, Robert Frankfurt and Michael Appel. Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, D.F. King & Co., Inc. toll-free at (800) 735-3107.

     Contact:
     Crescendo Partners II, L.P.
     Eric Rosenfeld or Arnaud Ajdler, (212) 319-7676

     Myca Partners, Inc.
     Robert Frankfurt, (212) 587-7611